Exhibit 99.1

NEWS RELEASE

                                                                         DATE:                March 22, 2007 11:00 a.m. EST
CONTACT:       James L. Saner, Sr.,   President and CEO
                            MainSource Financial Group, Inc.  812-663-0157

MainSource Financial Group
Announces New Stock Repurchase Program —
NASDAQ, MSFG

MainSource Financial Group (NASDAQ:MSFG) announced today that its Board of Directors has authorized a new common stock repurchase plan effective April 1, 2007, to replace the one that will be completed on March 31, 2007.  Under the new program, MainSource Financial Group may purchase up to 500,000 shares of its outstanding common stock, or approximately 2.5% of the currently outstanding shares.  The new program will expire March 31, 2008, unless completed sooner or otherwise extended. Stock repurchases under this program may be made through open market and privately negotiated transactions at such times and in such amounts as management deems appropriate.  The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.  The shares repurchased will be used for general corporate purposes.

James L. Saner, Sr., President and Chief Executive Officer, stated, “The Board’s approval of this program reflects a strong belief in MainSource Financial Group’s ability to grow and increase its profitability. We believe MainSource’s stock price and the current valuation do not reflect the underlying long term value of the company. MainSource’s growth continues to remain strong with total assets of $2.4 billion as of March 20, 2007.  We believe that the repurchase of the Company shares benefits our shareholders and illustrates the Company’s commitment to enhancing long-term shareholder value.”

On March 31, 2007, the Company will complete its current stock repurchase plan.  Under this plan, the Company has repurchased 161,534 shares, or approximately 0.86% of its currently outstanding common stock.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 201 N. Broadway, P.O. Box 87, Greensburg, IN  47240